Exhibit 99.(d)(3)

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made as of                     , 2008, between POWERSHARES CAPITAL MANAGEMENT LLC (the “Adviser”) and INVESCO INSTITUTIONAL (N.A.), INC. (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated                 ,          (the “Advisory Agreement”) with PowerShares Actively Managed Exchange-Traded Fund Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), pursuant to which the Adviser acts as investment adviser to the series of the Trust; and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees (“Board”), including a majority of the Trustees who are not “interested persons” as defined in the 1940 Act (the “Independent Trustees”), desires to retain the Sub-Adviser to provide investment advisory services to certain series of the Trust as set forth in Schedule A attached hereto (each series, a “Fund” and collectively, the “Funds”) in connection with the Advisory Agreement, and the Sub-Adviser is willing to render such investment advisory services.

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Appointment.  Adviser hereby appoints Sub-Adviser as sub-adviser of each Fund for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.             Duties as Sub-Adviser.

(a)           Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall provide a continuous investment program for each Fund, including investment research and management, with respect to all securities and investments and cash equivalents of the Fund, in accordance with the investment objective, policies, strategies and limitations of the Fund, as provided in the Trust’s registration statement, as currently in effect and amended from time to time. The Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by each Fund, and, for any Fund for which the Sub-Adviser is responsible for executing trades, the brokers and dealers through whom trades will be executed.

(b)           For any Fund for which the Sub-Adviser is responsible for executing trades , the Sub-Adviser agrees that, in placing orders with brokers and dealers, it will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation, the Sub-Adviser may, in its discretion, use brokers or dealers who provide the Funds, the Adviser’s other clients, or the Sub-Adviser’s other clients with research, analysis, advice and similar services. The Sub-Adviser may cause a Fund to pay those brokers and dealers in return for such brokerage and research services, a higher commission or spread than may be charged by other brokers and dealers, subject to the Sub-Adviser determining in good faith that such commission or spread is reasonable in terms of the particular transaction or of the overall responsibilities of the Sub-Adviser to a Fund and that the total commissions or spreads paid by each Fund will be reasonable in relation to the benefits to the Fund over the long term.  In no instance will portfolio securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the applicable federal securities laws and the rules and regulations thereunder and any exemptive orders currently in effect.  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients, the Sub-Adviser may to the extent permitted by applicable laws and regulations, aggregate the securities to be sold or purchased in order to obtain best execution.  In such event, orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account.  The Sub-Adviser may buy or sell securities for a Fund and simultaneously sell or buy such securities for another client account.  Subject to applicable legal and regulatory requirements and Trust procedures, the Sub-Adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved. The Sub-Adviser agrees that it shall not consult with any other sub-adviser engaged by the Adviser or its affiliates with respect to the securities transactions or other assets of the Fund or another sub-advised Fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of a Fund and/or brokers or dealers through or with which portfolio transactions on behalf of the Fund may not be effected.  The Sub-Adviser shall refrain from purchasing such securities for the Fund or directing any portfolio transaction to any such broker or dealer on behalf of the Fund, unless and until the written approval of the Adviser or the Board, as the case may be, is obtained.

(c)           The Sub-Adviser shall maintain all books and records with respect to the securities transactions of the Funds for any Fund for which the Sub-Adviser is responsible for executing trades, and shall furnish the Board and Adviser with such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Board or Adviser reasonably may request.  The Sub-Adviser shall also furnish to the Adviser any other information relating to the securities transactions of the Funds that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders pursuant to the federal securities laws or the rules thereunder.  The Sub-Adviser shall keep the Adviser informed of developments materially affecting a Fund or the Trust.  The Adviser, the Trust’s officers and the Funds’ independent registered public accounting firm shall be permitted to inspect and audit such records pertaining to the Funds at reasonable times during regular business hours with advance notice.  The Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust, and agrees to preserve for the periods prescribed by applicable law any records which it maintains for the Trust and which are required to be maintained, and further agrees to surrender promptly to the Trust such records or to transfer said records to any successor sub-adviser upon request by the Trust.

(d)           The Sub-Adviser shall make its officers and employees available to meet with the officers of the Adviser and the Trust and the Board on due notice to review a Fund’s investments. In addition, the Sub-Adviser shall, on the Sub-Adviser’s own initiative, and as reasonably requested by the Adviser, for itself and on behalf of the Trust, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose.  For any Fund for which the Sub-Adviser is responsible for executing trades, the Sub-Adviser, from time to time, shall furnish to the Adviser and Trust’s officers and to the Board, at the Sub-Adviser’s expense, reports on securities transactions and reports on issuers of securities held by a Fund, all in such detail as the Trust or the Adviser may reasonably request. In addition, the Sub-Adviser shall provide advice and assistance to the Adviser, as necessary, as to the determination of the value of securities held or to be acquired by a Fund for valuation purposes.

(e)           The Sub-Adviser shall provide to the Fund’s custodian each business day information relating to the Fund’s securities transactions.  The Sub-Adviser shall provide sub-certifications, as reasonably requested by the Adviser or the Trust, in connection with the filings of Form N-CSR or Form N-Q.

(f)            As requested, the Sub-Adviser shall vote proxies with respect to securities held by the Fund in accordance with the guidelines established by the Sub-Adviser and approved by the Board.

(g)           The Sub-Adviser is and shall, for all purposes provided herein provided, be deemed an independent contractor and, except as expressly provided herein or authorized in writing by the Adviser, the Sub-Adviser shall have no authority to act for or represent the Funds or the Trust or otherwise be deemed an agent of the Fund, Trust or Adviser. Such designation of the Sub-Adviser as an independent contractor shall in no way limit the Sub-Adviser’s fiduciary duties under this Agreement.

3.             Further Duties. In all matters relating to the performance of this Agreement, Sub-Adviser will act in conformity with the Agreement and declaration of trust, by-laws and registration statement of the Trust and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, the Internal Revenue Code of 1986, as amended, exemptive orders granted by the Securities and Exchange Commission, and all other applicable laws and regulations, as each is amended from time to time. Sub-Adviser shall maintain compliance procedures that it reasonably believes are adequate to ensure compliance with the Fund’s investment objective, policies, strategies and limitations as stated in the registration statement and with the 1940 Act (or other relevant law).

4.             Services Not Exclusive. The services furnished by Sub-Adviser hereunder are not to be deemed exclusive and Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Sub-Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.             Representations and Warranties of the Sub-Adviser.

(a)           The Sub-Adviser represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; has the authority to enter into and perform the services contemplated by this Agreement; and  will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from performing pursuant to this Agreement.

(b)           The Sub-Adviser represents that it has adopted and maintains a written code of ethics as required by Rule 17j-1 under the 1940 Act, policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Sub-Adviser and its employees and policies and procedures that are reasonably designed to prevent a violation of the federal securities laws as defined in Rule 38a-1 under the 1940 Act, and the Sub-Adviser will provide such code of ethics and policies and procedures, including any amendments thereto, to the Adviser.

(c)           The Sub-Adviser has provided the Adviser with a copy of its Form ADV and agrees to provide to the Adviser any amendments thereto.

(d)           The Sub-Adviser represents that it has read and understands the Trust’s registration statement and warrants that it will use all reasonable efforts to adhere to the investment objective(s), policies, strategies and restrictions contained therein when investing a Fund’s assets.

(e)           The Adviser shall provide and the Sub-Adviser represents and warrants that it has reviewed any disclosure set forth in the Fund’s regulatory documents or sales literature about the Sub-Adviser or its management of the Fund and such disclosure is accurate and does not contain any untrue statement of material fact or any omission of a material fact which is required to make the statement contained therein not misleading.  The Sub-Adviser agrees to notify the Adviser and the Trust if any such disclosure becomes untrue, inaccurate or incomplete in any material respect or the Sub-Adviser undergoes any reorganization, including a change in its ownership or a change of portfolio managers to a Fund who are employees of the Sub-Adviser.

6.             Duties of the Adviser.

(a)           The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that nothing herein shall relieve the Sub-Adviser of its responsibility to comply with the Trust’s Agreement and Declaration of Trust, By-Laws, and registration statement, and all applicable laws and regulations, as each is amended from time to time. Notwithstanding the foregoing, the Sub-Adviser and Adviser shall agree, in consultation with the Board, on the responsibilities of the

Sub-Adviser, if any, as they pertain to executing trades for a Fund.

(b)           The Adviser shall furnish the Sub-Adviser with copies of each of the Trust’s agreement and declaration of trust, by-laws, registration statement and exemptive application and order, as each is amended from time to time.

7.             Compliance.

(a)           The Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust: (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement or (iii) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s management of a Fund’s assets, the Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective, policies, strategies or restrictions as stated in the registration statement or is otherwise in violation of applicable law.

(b)           The Adviser agrees that it shall promptly notify the Sub-Adviser: (i) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon any of its activities, functions or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Adviser from serving as an investment adviser; or (iii) in the event that there is a change in the Adviser, financial or otherwise, that adversely affects its ability to perform services under this Agreement.

(c)           The Trust and the Adviser shall be given access to any and all records or other documents of the Sub-Adviser at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, including without limitation records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to promptly cooperate with the Trust and the Adviser and their representatives in connection with requests for such records or other documents.

(d)           The Sub-Adviser shall immediately forward, upon receipt, to the Adviser any correspondence from the SEC or other regulatory authority that relates to the Fund or the Adviser generally.

8.             Expenses.

(a)           During the term of this Agreement, each Fund will bear all expenses not specifically assumed by the Adviser and Sub-Adviser, including the fee payment under the Advisory Agreement, payments under each Fund’s 12b-1 plan, as applicable, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses.

(b)           The payment or assumption by Sub-Adviser of any expense of the Trust or any Fund that Sub-Adviser is not required by this Agreement to pay or assume shall not obligate Sub-Adviser to pay or assume the same or any similar expense of the Trust or any Fund on any subsequent occasion.

9.             Compensation.

(a)           For the services provided to a Fund under this Agreement, the Adviser will pay the Sub-Adviser with respect to each Fund listed on Schedule A, a fee in an amount set forth in Schedule A to this Agreement.

(b)           If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

10.           Limitation of Liability of Sub-Adviser and Indemnification. The Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by the Fund or the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under this Agreement.  Nothing herein contained shall protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders if the Sub-Adviser shall have caused the Fund to be in violation of any federal or state law, rule or regulation or any investment objective, policy, strategy or restriction as set forth in the Trust’s registration statement or any written guidelines, policies or procedures provided by the Board or the Adviser.  Any person, even though also an officer, partner, employee, or agent of the Sub-Adviser, who may be or become a Trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to a Fund or the Trust or acting with respect to any business of a Fund or the Trust to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, partner, employee, or agent or one under the control or direction of Sub-Adviser even though paid by it.

11.           Insurance.  The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts deemed by the Sub-Adviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Fund.

12.           Duration and Termination.

(a)           This Agreement shall become effective upon the date here above written, provided that this Agreement shall not take effect with respect to any Fund unless it has first been approved (i) by a vote of a majority of the Trust’s Board, including a majority of the

Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of that Fund’s outstanding voting securities, when required by the 1940 Act.

(b)           Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, with respect to each Fund, this Agreement shall continue automatically for successive periods not to exceed twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or, with respect to any given Fund, by vote of a majority of the outstanding voting securities of that Fund.

(c)           Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of the Board or by a vote of a majority of the outstanding voting securities of such Fund on sixty days’ written notice to Sub-Adviser; or (ii) by the Adviser on sixty days’ written notice to Sub-Adviser; or (iii) by the Sub-Adviser on sixty days’ written notice to the Trust. Termination of this Agreement with respect to one Fund shall not affect the continued effectiveness of this Agreement with respect to any other Fund.

(d)           This Agreement shall automatically terminate in the event of its assignment, or in the event the Advisory Agreement is terminated.

13.           Confidentiality.  The Sub-Adviser agrees that it will not disclose or use any records or information it obtains pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any non-public information it obtains directly as a result of this service relationship, and the Sub-Adviser shall disclose such non-public information only if the Adviser or the Board has authorized such disclosure, or if such information is or hereafter otherwise is known by the Sub-Adviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services. Notwithstanding the foregoing, the Sub-Adviser may disclose the total return earned by a Fund and may include such total return in the calculation of composite performance information without prior approval by the Adviser or the Trust’s Board and shall have reasonable access to the records of the Trust supporting such total return calculations.

14.           Entire Agreement/Amendment.  This Agreement constitutes the entire understanding and agreement of the parties.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, when required by the 1940 Act.

15.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois (without regard to State of Illinois conflict or choice of law provisions) and the1940 Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.           Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their respective successors.

17.           Notices.  All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the Adviser and to the Sub-Adviser at the address of each set forth below:

If to the Adviser:

PowerShares Capital Management, LLC

301 W. Roosevelt Road

Wheaton, Illinois 60187

Attention: H. Bruce Bond

With a copy to:

A I M Management Group Inc.

11 Greenway Plaza, Suite 100

Houston, TX  77046

Attention:  General Counsel

If to the Sub-Adviser:

Invesco Institutional (N.A.), Inc.

1360 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention: General Counsel

18.           Miscellaneous.

(a)           The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” “assignment,” “broker,” “dealer,” “investment Adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

PowerShares Capital Management LLC

By:
Name:
Title:
ATTEST:

Invesco Institutional (N.A.), Inc.

By:
Name:
Title:
ATTEST:

Schedule A

Fund	Sub-Advisory fee

PowerShares Active Low Duration Fund	On an annual basis, 40% of the Adviser’s compensation for the Fund

PowerShares Active Mega Cap Fund	On an annual basis, 40% of the Adviser’s compensation for the Fund